Exhibit 99.1

April 22, 2016

Fellow Shareholders,

Your company’s decisive commitment to increase its collective capacity to create value – through the right people, culture and offerings – is rooted in a deeply considered strategic plan. This strategic plan is currently in the execution phase with all hands on deck and is moving forward expeditiously. I’d like to take this opportunity to share how this strategic approach is continuing to increase shareholder value, and is also affirming the value of a re-invigorated community banking model for the 21st Century.

Successful Integration

As reported in our Annual Report, 2015 was the most transformative year in Farmers’ 129-year history. Our company grew dramatically through two strategic mergers. The sum effect of these mergers resulted in Farmers becoming the third largest community bank in Northeast Ohio. Asset size and strength give us the ability to do more for our valued customers in terms of products, services and technology, and we welcome those new abilities. We took the integration plan very seriously and developed a comprehensive process that can be readily deployed for future growth opportunities. Our experienced management team played an integral role in developing this process that ensured a smooth transition of core operating systems, policies and procedures and culture. We took everything that worked well at each company and sacrificed nothing.

We set high expectations for our newly combined company by projecting aggressive performance metrics, and we are pleased with our performance to date. We are on pace to meet 2016 projections for earnings per share, return on assets and return on equity. Capital levels are in line with management expectations as well.

Mortgage

One of the fee-based businesses enhanced through the mergers’ synergies is mortgage lending. In preparation for a busy 2016, Farmers invested capital in a technology platform to process loans more efficiently by committing significant resources to this division through the investment of human and financial capital. In addition, Farmers recruited several top mortgage loan officers located throughout the markets the bank serves. These talented individuals were carefully selected and recruited to join the high-performing Farmers team.

The anticipated increase in mortgage lending for the first quarter of 2016 has translated attractively into revenue from the sale of loans for the first quarter 2016 totaling more than it did in all four quarters of 2014. Additionally, outstanding residential real estate loan balances are three percent higher at March 31, 2016 compared to December 31, 2015. Mortgage lending is off to a great start and setting the pace for an exceptional 2016.

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com

Investing in Technology through EMV(Chip Cards) and Tokenization (ApplePay)

Investing in technology will continue to be a focus for Farmers in 2016, specifically in the payments arena. EMV, the chip card, and Tokenization, better known as Apple Pay, are two important technologies that Farmers is pleased to make available to our customers. With data security at the forefront, EMV technology is an additional tool in deterring fraudulent activity as it has a smart microchip that interacts with the merchant’s point-of-sale device to make sure that the payment card is valid. We are currently in the process of reissuing EMV chip cards for Farmers National Bank credit card customers and will soon be doing the same for debit cards as well.

Another defense against fraud is the introduction of ApplePay, a mobile payment and digital wallet service by Apple Inc. This technology allows users to make payments using their Apple devices. The payment system can only be accessed through the device’s owner via a fingerprint which offers another layer of protection. Farmers anticipates having this service available through the Farmers’ mobile banking app by June 1, 2016.

In closing, your company is charting a course for a strong future. We are doing so by increasing our capacity to create value through opportunities that fit our strategic vision, and by updating the advantages of the community banking model for our economic times.

As always, I am open to your calls, letters, and emails, so please do not hesitate to reach out to me if you have an idea or some insight you would like to share.

Very truly yours,

Kevin J. Helmick

President & CEO

20 South Broad Street ❖ PO Box 555 ❖ Canfield, OH 44406-0555

Toll Free: 1-888-988-3276 ❖ Ph. (330) 533-3341 ❖ Fax: (330) 533-0451 ❖ Web Site: www.farmersbankgroup.com